Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated May 12, 2023 (November 29, 2023 as to the effects of the reverse recapitalization described in Note 1), relating to the financial statements of Allurion Technologies, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 8, 2023